Exhibit 99.1

Royal Gold Reports Record Revenue in the Second Quarter of Fiscal 2021

DENVER, COLORADO. FEBRUARY 3, 2021: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we,” “us,” or “our”) reports net income of $59.9 million, or $0.91 per share, on record revenue of $158.4 million in its second quarter of fiscal 2021 ended December 31, 2020 (“second quarter”). Adjusted net income[1] was $60.1 million, or $0.92 per share, after excluding a $0.01 loss on the change in fair value of equity securities.

“Excellent performance from our operating portfolio combined with continued robust metal prices led to another quarter of record revenue and strong operating cash flow,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “The positive price environment continues to support organic growth from within the portfolio including new revenue contributions from Relief Canyon and South Laverton. Solid operating cash flow of almost $100 million allowed us to further strengthen the balance sheet, increase our annual dividend for the 20th consecutive year, and complete our funding of the advance payment for the 80% base silver stream at Khoemacau. We are pleased to see progress at Khoemacau remain on track for first shipment of concentrate in the third calendar quarter of 2021.”

“Finally,” continued Mr. Heissenbuttel, “we continued our long-standing practice of maintaining an independent and highly qualified Board of Directors with the election of Fabiana Chubbs following the retirement of Chris Thompson in November. I would like to welcome Fabiana to the Board and thank Chris for his invaluable contribution to Royal Gold over the past several years.”

Second Quarter 2021 Highlights:

•  Record revenue of $158.4 million, an increase of 28% over the prior year quarter

•  76% of revenue from gold at an average price of $1,874 per ounce

• Operating cash flow of $99.9 million, an increase of 28% over the prior year quarter

•  Volume of 84,500 GEOs[2]

•  $200 million of debt, net cash[3] of $182 million, with $1.2 billion of liquidity available

•  Annual dividend increased to $1.20 per share, a 7% increase over the prior year, and the 20th consecutive annual increase

•  Khoemacau construction 85% complete, and 80% base silver stream fully funded

•  Continued Board renewal with election of Fabiana Chubbs

Recent Developments

Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), progress continued at the Khoemacau Project (“Khoemacau”) during the quarter, and the project reached approximately 85% of construction completion as of December 31, 2020. According to KCM, activities are focused on refurbishment and upgrading of the Boseto mill, underground development, completion of accommodation, power and water infrastructure at Zone 5 and completion of haul road surfacing between Zone 5 and the Boseto mill. Also, according to KCM, underground development had cumulatively advanced 8,311 meters in the three mines and approximately 70,000 tonnes of ore were stockpiled on surface at the end of December 2020.

The six-month state of emergency declared by the Government of Botswana in March 2020 to help prevent the spread of COVID-19 was extended on September 28, 2020, for an additional six months through March 2021. Mining remains designated as an “essential service” and KCM reports that general development activity at Khoemacau is continuing without significant impact. In line with previous reporting, and barring any potential further impacts caused by COVID-19 considerations, KCM is targeting to begin commissioning activities late in the second calendar quarter of 2021 with first shipment of concentrate to occur late in the third calendar quarter of 2021.

On January 6, 2021, Royal Gold made the sixth advance payment of $32.6 million, which brings the total contribution to $212 million and completes the advance payment required to earn the full base silver stream. For any remaining funding required to complete construction, KCM may elect under the stream agreement to draw up to $53 million in additional stream financing, earning Royal Gold up to an additional 20% option silver stream, draw up to $25 million under a subordinated debt facility provided by Royal Gold, and/or seek at least $25 million in equity from project sponsors. The subordinated debt facility has a term of seven years, carries interest at a rate of LIBOR +11%, and requires mandatory repayment upon certain events.

1 Adjusted net income is a non-GAAP financial measure. See Schedule A of this press release for additional information.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

3 Net debt (and net cash) is a non-GAAP financial measure. See Schedule A of this press release for additional information.

KCM currently anticipates that up to $50 million of this additional funding is required to complete construction and ramp up of Khoemacau to commercial production, largely a result of previously reported schedule impacts caused by COVID-19 considerations. The added funding mechanisms built into the stream agreement allow KCM to seamlessly access the additional capital required. KCM is currently reviewing its funding options in advance of the next funding draw, which may occur as early as April 2021, and does not anticipate requiring any further funding after this draw to reach commercial production.

Continued Progress on Pueblo Viejo Expansion

Barrick Gold Corporation (“Barrick”) reported continued progress at Pueblo Viejo during the quarter to expand the process plant and tailings storage facilities. Barrick estimates that the expansion project could significantly increase throughput and allow the mine to maintain average annual gold production of approximately 800,000 ounces after calendar 2022 (on a 100% basis), and that the increase in tailings storage capacity has the potential to convert approximately 11 million ounces of mineralized material to reserves (on a 100% basis).

As reported by Barrick, the Environmental Impact Assessment for the process plant expansion has been approved and an amended environmental license has been issued, and progress continued with engineering, procurement of long lead equipment packages, earthworks and tendering of contracts for construction activities. Barrick also reported that studies and permitting discussions to support additional tailings capacity continued to progress.

Further Strengthening of Balance Sheet

The Company maintains a disciplined approach to capital allocation and repaid $75 million of the amount outstanding on its revolving credit facility during the second quarter, ending the quarter with an outstanding balance of $200 million and a net cash position of $182 million. The interest rate on borrowings under the revolving credit facility is LIBOR +1.10% for an all-in rate of 1.33% as of December 31, 2020.

On January 4, 2021, the Company repaid a further $50 million of the outstanding borrowings under the credit facility, reducing the amount outstanding to $150 million. After this repayment, the amount available under the revolving credit facility was $850 million.

Dividend Increase to $1.20 per Share

As previously announced on November 17, 2020, the Board of Directors increased the annual calendar year common stock dividend from $1.12 to $1.20 per share, a 7% increase over the prior calendar year, payable on a quarterly basis of $0.30 per share.

The return of capital to shareholders through payment of a growing and sustainable dividend is a core component of Royal Gold’s capital allocation strategy. Royal Gold has paid a dividend since 2000 and this increase represents the 20th consecutive annual increase to the dividend.

Board Renewal

The Royal Gold Board of Directors (“Board”) undertook a process to identify, assess and nominate a new Board member upon receiving notice from Christopher Thompson of his intention to retire from the Board effective November 18, 2020. Mr. Thompson was elected to the Board in 2014 and served as a member of the Audit and Finance Committee (“AFC”).

After a thorough search process, Fabiana Chubbs was nominated and elected as a Class III director at the Annual Meeting of Stockholders on November 18, 2020. Ms. Chubbs has extensive experience in the mining industry and currently serves as a director of Lithium Americas Corporation, and prior to retirement from executive management roles, held the position of Chief Financial Officer of Eldorado Gold Corporation from 2011 to 2018. Prior to 2011, Ms. Chubbs had responsibility for treasury and risk management functions at Eldorado Gold Corporation, and worked in auditing roles with PwC Canada, PwC Argentina and IBM. Ms. Chubbs’ experience with finance, financial reporting and internal controls provides her with excellent credentials to join the AFC and fill the vacancy resulting from the retirement of Mr. Thompson.

Royal Gold follows corporate practices designed to protect and promote long-term value, including robust processes for selection of new directors. The Royal Gold Board has nominated, and shareholders have elected, six new independent directors in the past eight years with wide and diverse backgrounds and experience, leading to meaningful Board renewal.

Second Quarter 2021 Overview

Second quarter revenue was $158.4 million, compared to revenue of $123.6 million for the prior year quarter, comprised of stream revenue of $107.7 million and royalty revenue of $50.7 million. The increase in total revenue for the second quarter compared to the prior year quarter was primarily due to increased gold, silver and copper prices and an increase in production within the royalty segment.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $24.9 million for the second quarter from $21.1 million for the prior year quarter. The increase was primarily due to an increase in gold, silver and copper prices when compared to the prior period. Cost of sales is specific to stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

Exploration costs, which were specific only to the exploration and advancement of the Peak Gold Project, decreased to zero for the second quarter from $1.5 million for the prior year period. On September 30, 2020, the Company sold its interest in the Peak Gold Joint Venture and no further exploration costs are expected to be incurred.

Depreciation, depletion and amortization increased to $47.9 million for the second quarter from $40.1 million for the prior year quarter. The increase was primarily due to higher gold sales at Mount Milligan and an increase in depletion rates at Mount Milligan, as previously discussed in the Company’s fiscal year 2020 10-K. These increases were partially offset by a decrease in gold sales at Andacollo when compared to the prior period.

Interest and other expense decreased to $1.6 million for the second quarter, from $2.2 million for the prior year quarter. The decrease was primarily attributable to lower interest expense as a result of lower interest rates on outstanding debt when compared to the prior period.

During the second quarter, the Company recorded income tax expense totaling $16.0 million, compared with income tax expense of $11.1 million for the prior year quarter. The income tax expense resulted in an effective tax rate of 21.1% in the current period, compared with 21.6% in the quarter ended December 31, 2019.

As of December 31, 2020, the Company had current assets of $450.5 million compared to current liabilities of $57.2 million, which resulted in working capital of $393.3 million. This compares to current assets of $362.2 million and current liabilities of $43.6 million as of June 30, 2020, resulting in working capital of $318.6 million. The increase in working capital was primarily due to increased revenue and proceeds from the sale of the Peak Gold Joint Venture interest.

As of December 31, 2020, the Company had $800 million available and $200 million outstanding under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1.2 billion of total liquidity as of December 31, 2020.

On January 4, 2021, the Company repaid $50 million of the outstanding borrowings under the revolving credit facility, which increased the amount available to $850 million and decreased the amount outstanding to $150 million.

Outlook

For the third quarter of fiscal 2021 Royal Gold expects stream segment sales to range between 48,000 and 53,000 GEOs with quarter-end inventory ranging between 26,000 and 31,000 GEOs.

For the full fiscal year 2021, depreciation, depletion and amortization expense is expected to range between $590 and $640 per GEO, and the effective tax rate is expected to range between 19% and 23%.

Other than potential remaining conditional funding at the Khoemacau Project as discussed above, Royal Gold has no other project capital commitments or financing obligations.

Property Highlights

A summary of second quarter and historical production reported by operators of the Company’s principal stream and royalty properties can be found on Tables 1 and 2. Calendar year 2020 operator production estimates for these properties compared to actual production at these properties through December 31, 2020 can be found on Table 3. Results of the streaming business for the second quarter, compared to the prior year quarter, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the second quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2020, the Company owned interests on 189 properties on five continents, including interests on 41 producing mines and 17 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Second Quarter Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the second quarter results will be held on Thursday, February 4, 2021, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance, including revenue, expenses, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; liquidity, financing and dividends; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a low-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19; risks associated with doing business in foreign countries; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2020. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates for calendar 2020, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately-held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Second Quarter Fiscal 2021
Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz and lb)

		Three Months Ended			Three Months Ended
		December 31, 2020			December 31, 2019
Stream/Royalty	Metal(s)	Revenue	Reported Production(1)		Revenue	Reported Production(1)
Stream:
Mount Milligan		$44,713			$30,629
	Gold		16,900	oz		12,900	oz
	Copper		4.1	Mlb		4.3	Mlb
Pueblo Viejo		$27,554			$23,614
	Gold		9,400	oz		10,500	oz
	Silver		408,600	oz		462,400	oz
Andacollo	Gold	$17,766	9,500	oz	$20,665	13,900	oz
Wassa	Gold	$6,761	3,600	oz	$4,794	3,300	oz
Other(2)		$10,925			$9,923
	Gold		5,100	oz		6,100	oz
	Silver		52,000	oz		20,500	oz
Total stream revenue		$107,719			$89,625
Royalty:
Peñasquito		$12,952			$7,577
	Gold		210,600	oz		95,800	oz
	Silver		8.7	Moz		9.3	Moz
	Lead		52.1	Mlb		61.5	Mlb
	Zinc		93.8	Mlb		72.1	Mlb
Cortez	Gold	$8,128	57,600	oz	$3,292	28,000	oz
Other(2)	Various	$29,561	N/A		$23,149	N/A
Total royalty revenue		$50,641			$34,018
Total revenue		$158,360			$123,643

		Six Months Ended			Six Months Ended
		December 31, 2020			December 31, 2019
Stream/Royalty	Metal(s)	Revenue	Reported Production(1)		Revenue	Reported Production(1)
Stream:
Mount Milligan		$79,332			$61,126
	Gold		28,800	oz		29,500	oz
	Copper		8.2	Mlb		6.7	Mlb
Pueblo Viejo		$58,824			$45,232
	Gold		20,500	oz		20,000	oz
	Silver		859,800	Moz		938,000	Moz
Andacollo	Gold	$41,275	21,600	oz	$41,269	27,900	oz
Wassa	Gold	$15,870	8,500	oz	$10,113	6,900	oz
Other(2)		$18,921			$18,866
	Gold		9,200	oz		11,900	oz
	Silver		75,100	oz		85,600	oz
Total stream revenue		$214,222			$176,606
Royalty:
Peñasquito		$23,161			$11,997
	Gold		341,300	oz		131,300	oz
	Silver		15.1	Moz		13.9	Moz
	Lead		93.7	Mlb		91.2	Mlb
	Zinc		191.8	Mlb		179.2	Mlb
Cortez	Gold	$13,812	95,300	oz	$7,709	63,100	oz
Other(2)	Various	$54,045	N/A		$46,105	N/A
Total royalty revenue		$91,018			$65,811
Total revenue		$305,240			$242,417

1	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
2	Individually, except for Rainy River which contributed 6% of revenue for the three and six months ended December 31, 2020 and 2019, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Dec. 31, 2020		Sep. 30, 2020		Jun. 30, 2020		Mar. 31, 2020		Dec. 31, 2019
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	16,900	oz	11,800	oz	20,200	oz	14,000	oz	12,900	oz
		18.75% of payable copper	Copper	4.1	Mlb	4.1	Mlb	1.7	Mlb	4.3	Mlb	4.3	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in gold produced up to 990,000 ounces; 3.75% thereafter	Gold	9,400	oz	11,100	oz	10,200	oz	13,200	oz	10,500	oz
		75% of Barrick's interest in payable silver up to 50 million ounces; 37.5% thereafter(2)	Silver	408,600	oz	451,200	oz	394,700	oz	417,800	oz	462,400	oz
Andacollo	Teck	100% of gold produced up to 900,000 ounces; 50% thereafter	Gold	9,500	oz	12,200	oz	6,300	oz	13,900	oz	13,900	oz
Wassa	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% thereafter	Gold	3,600	oz	4,900	oz	2,600	oz	5,600	oz	3,300	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	210,600	oz	130,700	oz	83,700	oz	97,200	oz	95,800	oz
			Silver	8.7	Moz	6.4	Moz	5.2	Moz	8.7	Moz	9.3	Moz
			Lead	52.1	Mlb	41.7	Mlb	30.6	Mlb	60.5	Mlb	61.5	Mlb
			Zinc	93.8	Mlb	98.0	Mlb	90.2	Mlb	124.5	Mlb	72.1	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C(3)	Gold	57,600	oz	37,600	oz	52,500	oz	57,700	oz	28,000	oz

1	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
2	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
3	Please refer to Part I, Item 2, of the Company’s Fiscal 2020 Form 10-K for a full description of the Company’s royalty interests at Cortez.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2020
	Full Year Calendar 2020(1)			Production(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	53,000			49,200
Mount Milligan(4)	140,000 - 160,000			161,900
Copper			80 - 90 M			82.8 M
Pueblo Viejo(5)	530,000 - 580,000	N/A		542,000	N/A
Wassa(6)	165,000 - 170,000			168,000
Royalty:
Cortez GSR1	66,900			101,700
Cortez GSR2	109,600			103,900
Cortez GSR3	146,300			161,100
Cortez NVR1	113,500			121,600
Cortez NVR1C	30,100			44,500
Peñasquito(7)	510,000	28 M		343,000	20.4 M
Lead			190 M			130 M
Zinc			360 M			281 M

1	Production estimates received from the operators are for calendar 2020. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2020 Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2020 through December 31, 2020, unless otherwise noted in footnotes to this table.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
4	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest in Pueblo Viejo. Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré.
7	The estimated and actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate. The estimated production figures shown are for the period January 1, 2020, through December 31, 2020, while actual production figures shown are for the period January 1, 2020, through September 30, 2020, per the operator. Full calendar year 2020 information was not available from the operator as of the date of this release.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2020		December 31, 2019		December 31, 2020	June 30, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	9,700	16,900	18,800	12,900	3,800	3,300
Pueblo Viejo	10,500	9,400	13,200	10,500	10,500	100
Andacollo	10,700	9,500	18,600	13,900	2,900	11,100
Wassa	4,700	3,600	4,900	3,300	3,100	2,900
Other	4,500	5,100	5,600	6,100	1,200	1,500
Total	40,100	44,500	61,100	46,700	21,500	18,900

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2020		December 31, 2019		December 31, 2020	June 30, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	418,200	408,600	417,700	462,400	418,200	451,200
Other	65,400	52,000	48,100	51,100	66,300	23,400
Total	483,600	460,600	465,800	513,500	484,500	474,600

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2020		December 31, 2019		December 31, 2020	June 30, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.5	4.1	4.4	4.3	1.0	0.8

	Six Months Ended		Six Months Ended		As of	As of
	December 31, 2020		December 31, 2019		December 31, 2020	June 30, 2019
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	29,300	28,800	32,800	29,500	3,800	3,300
Andacollo	24,400	21,600	28,300	27,900	2,900	100
Pueblo Viejo	19,900	20,500	23,700	20,000	10,500	11,100
Wassa	8,700	8,500	7,800	6,900	3,100	2,900
Other	8,900	9,200	11,400	11,900	1,200	1,500
Total	91,200	88,600	104,000	96,200	21,500	18,900

	Six Months Ended		Six Months Ended		As of	As of
	December 31, 2020		December 31, 2019		December 31, 2020	June 30, 2019
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	826,800	859,800	880,200	938,000	418,200	451,200
Other	118,000	75,100	97,500	85,600	66,300	23,400
Total	944,800	934,900	977,700	1,023,600	484,500	474,600

	Six Months Ended		Six Months Ended		As of	As of
	December 31, 2020		December 31, 2019		December 31, 2020	June 30, 2019
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	8.3	8.2	6.8	6.7	1.0	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	December 31, 2020	June 30, 2020
ASSETS
Cash and equivalents	$381,859	$319,128
Royalty receivables	44,316	27,689
Income tax receivable	8,939	2,435
Stream inventory	13,900	11,671
Prepaid expenses and other	1,477	1,227
Total current assets	450,491	362,150
Stream and royalty interests, net	2,231,980	2,318,913
Other assets	81,263	85,224
Total assets	$2,763,734	$2,766,287
LIABILITIES
Accounts payable	$2,587	$2,484
Dividends payable	19,680	18,364
Income tax payable	23,318	13,323
Other current liabilities	11,569	9,384
Total current liabilities	57,154	43,555
Debt	195,983	300,439
Deferred tax liabilities	85,017	86,439
Uncertain tax positions	13,267	25,427
Other liabilities	7,634	8,308
Total liabilities	359,055	464,168
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,548,415 and 65,531,288 shares outstanding, respectively	656	655
Additional paid-in capital	2,201,076	2,210,429
Accumulated earnings	189,910	61,133
Total Royal Gold stockholders’ equity	2,391,642	2,272,217
Non-controlling interests	13,037	29,902
Total equity	2,404,679	2,302,119
Total liabilities and equity	$2,763,734	$2,766,287

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Six Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenue	$158,360	$123,643	$305,240	$242,417
Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	24,859	21,077	46,760	41,188
General and administrative	6,789	6,665	14,244	14,108
Production taxes	1,401	984	2,756	2,083
Exploration costs	—	1,514	563	4,140
Depreciation, depletion and amortization	47,945	40,096	94,245	78,810
Total costs and expenses	80,994	70,336	158,568	140,329
Gain on sale of Peak Gold JV interest	—	—	33,906	—
Operating income	77,366	53,307	180,578	102,088
Fair value changes in equity securities	(382)	222	2,158	(1,153)
Interest and other income	613	226	1,034	1,001
Interest and other expense	(1,578)	(2,217)	(3,454)	(5,051)
Income before income taxes	76,019	51,538	180,316	96,885
Income tax (expense) benefit	(16,031)	(11,124)	(13,654)	12,401
Net income and comprehensive income	59,988	40,414	166,662	109,286
Net (income) loss and comprehensive (income) loss attributable to non-controlling interests	(99)	907	166	2,488
Net income and comprehensive income attributable to Royal Gold common stockholders	$59,889	$41,321	$166,828	$111,774
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.91	$0.63	$2.55	$1.70
Basic weighted average shares outstanding	65,546,938	65,495,907	65,542,326	65,480,759
Diluted earnings per share	$0.91	$0.63	$2.54	$1.70
Diluted weighted average shares outstanding	65,619,241	65,611,567	65,625,965	65,613,406
Cash dividends declared per common share	$0.300	$0.280	$0.580	$0.545

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income and comprehensive income	$59,988	$40,414	$166,662	$109,286
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	47,945	40,096	94,245	78,810
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Non-cash employee stock compensation expense	1,398	1,538	2,892	3,639
Fair value changes in equity securities	381	(222)	(2,158)	1,153
Deferred tax (benefit) expense	2,140	(2,987)	(8,405)	(36,126)
Other	287	286	398	566
Changes in assets and liabilities:
Royalty receivables	(10,743)	(1,812)	(16,627)	(7,714)
Stream inventory	3,259	(4,564)	(2,229)	(3,956)
Income tax receivable	(4,640)	(5,973)	(6,504)	(6,968)
Prepaid expenses and other assets	640	(3,823)	900	(7,020)
Accounts payable	(314)	(1,446)	(549)	(929)
Income tax payable	(2,413)	8,818	9,995	7,392
Uncertain tax positions	36	1,482	(12,160)	3,230
Other liabilities	1,948	6,450	1,510	8,133
Net cash provided by operating activities	$99,912	$78,257	$194,064	$149,496
Cash flows from investing activities:
Acquisition of stream and royalty interests	(37,528)	(68,055)	(48,832)	(72,417)
Proceeds from sale of Peak Gold JV interest	—	(411)	49,154	—
Proceeds from sale of Contango shares	—	—	12,146	—
Other	(25)	(84)	(364)	4,363
Net cash (used in) provided by investing activities	$(37,553)	$(68,550)	$12,104	$(68,054)
Cash flows from financing activities:
Repayment of debt	(75,000)	(35,000)	(105,000)	(85,000)
Net payments from issuance of common stock	(26)	(324)	(1,415)	(2,747)
Common stock dividends	(18,370)	(17,382)	(36,735)	(34,755)
Other	(220)	1,533	(287)	2,089
Net cash used in financing activities	$(93,616)	$(51,173)	$(143,437)	$(120,413)
Net (decrease) increase in cash and equivalents	(31,257)	(41,466)	62,731	(38,971)
Cash and equivalents at beginning of period	413,116	121,970	319,128	119,475
Cash and equivalents at end of period	$381,859	$80,504	$381,859	$80,504

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, net cash, and net cash to TTM adjusted EBITDA:

		Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2020	2020	2020	2020
Net income and comprehensive income	$59,988	$106,674	$48,672	$38,292
Depreciation, depletion and amortization	47,945	46,300	45,396	51,228
Non-cash employee stock compensation	1,398	1,493	833	4,644
Impairment of royalty interests	—	—	1,341	—
Gain on sale of Peak Gold JV interest	—	(33,906)	—	—
Fair value changes in equity securities	382	(2,539)	(6,390)	3,819
Interest and other, net	965	1,454	2,249	1,468
Income tax expense (benefit)	16,031	(2,377)	45	8,702
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(99)	265	343	410
Adjusted EBITDA	$126,610	$117,364	$92,489	$108,563

TTM adjusted EBITDA	$445,026

Debt	$195,983
Debt issuance costs	4,017
Cash and equivalents	(381,859)
Net cash	$(181,859)

Net cash to TTM adjusted EBITDA	(0.41)x

Cash G&A:

		Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2020	2020	2020	2020
General and administrative expense	$6,789	$7,454	$6,537	$9,551
Non-cash employee stock compensation	(1,398)	(1,493)	(833)	(4,644)
Cash G&A	$5,391	$5,961	$5,704	$4,907

TTM cash G&A	$21,963

Adjusted net income and adjusted net income per share:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(amounts in thousands, except per share data)	2020	2019	2020	2019
Net income and comprehensive income attributable to Royal Gold common stockholders	$59,889	$41,321	$166,828	$111,774
Fair value changes in equity securities	382	(222)	(2,158)	1,153
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Discrete tax benefits	—	—	(25,799)	(29,407)
Tax effect of adjustments	(147)	23	7,595	(231)
Adjusted net income attributable to Royal Gold common stockholders	60,124	41,122	$112,560	$83,289

Net income attributable to Royal Gold common stockholders per diluted share	$0.91	$0.63	2.54	1.70
Fair value changes in equity securities	0.01	—	(0.03)	0.02
Gain on sale of Peak Gold JV interest	—	—	(0.52)	—
Discrete tax benefits	—	—	(0.39)	(0.45)
Tax effect of adjustments	—	—	0.12	—
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.92	$0.63	$1.72	$1.27

Free cash flow:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(amounts in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$99,912	$78,257	$194,064	$149,496
Acquisition of stream and royalty interests	(37,528)	(68,055)	(48,832)	(72,417)
Free cash flow	$62,384	$10,202	$145,232	$77,079

Net cash (used in) provided by investing activities	$(37,553)	$(68,550)	$12,104	$(68,054)
Net cash used in financing activities	$(93,616)	$(51,173)	$(143,437)	$(120,413)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.